Exhibit 77Q(2) for Annual Form N-SAR - Period Ended 10-31-2006


First Trust Strategic High Income Fund II

A late Form 3 was filed on behalf of Joseph McDermott for the First Trust Strategic High Income Fund II on November
15, 2006 due to an administrative error. Joseph McDermott became Chief Compliance Officer of First Trust Advisors
L.P., investment manager of the First Trust Strategic High
Income Fund II, on July 10, 2006.